Exhibit 99.1

PRESS RELEASE
Source:	Ascent Assurance, Inc.

Corporate	Contact: Cynthia B. Koenig Chief Financial Officer (817) 878-3732

FOR IMMEDIATE RELEASE:
May 4, 2004

ASCENT ASSURANCE REPORTS FIRST QUARTER RESULTS

FORT WORTH, Texas, May 4, 2004…Ascent Assurance, Inc. (AASR.OB) today reported net income of $71,000 for the first quarter of 2004, including net realized investment losses of ($2,000), as compared to net income of $189,000, including net realized investment gains of $109,000, for the first quarter of 2003. After deducting preferred stock dividends accrued of ($430,000) during the first quarter of 2004, the loss applicable to common stockholders for such period was ($359,000) or ($0.02) per common share. After deducting preferred stock dividends declared of ($869,000) for the first quarter of 2003, the loss applicable to common stockholders for such period was ($680,000) or ($0.10) per common share.

On March 15, 2004, the Company’s shareholders approved an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of common stock to 75 million shares from 30 million shares. The approval of this amendment resulted in the automatic conversion of all 37,504 outstanding shares of the Company’s Series B redeemable convertible preferred stock into 43,995,026 shares of common stock. As a result, preferred stock dividends accrued of $430,000 at March 15, 2004 were credited directly to paid in capital and had no impact on total stockholders’ equity for the first quarter of 2004. At March 31, 2004, 50,530,876 shares of common stock were outstanding, of which 93% were held by a wholly-owned subsidiary of Credit Suisse First Boston LLC.

Total revenues were $27.7 million for the first quarter of 2004 as compared to $31.4 million for the corresponding 2003 period. Total premium revenues decreased by $2.5 million or 9.6% for the first quarter of 2004 as compared to the corresponding prior year period. The Company’s claims and benefits to premium ratio was 68.2% for both the first quarter of 2004 and the first quarter of 2003.

Patrick J. Mitchell, Chairman, and CEO, commenting on first quarter operations said: “Excluding the impact of realized investment gains and losses, operating income for the first quarter of 2004 approximated first quarter 2003 results. These similar results are principally the result of lower than expected new business sales. However, we are excited about a number of new marketing initiatives during the quarter to increase new business sales in targeted markets. These new initiatives, which include the introduction of new products, the development of new geographic areas and the creation of a broader distribution system, are expected to enhance future premium growth.”

Ascent Assurance, Inc. is an insurance holding company primarily engaged in the development, marketing, underwriting, and administration of medical-surgical expense, supplemental health, life, and disability insurance products to self-employed individuals and small business owners. Marketing is achieved primarily through the career agency force of its marketing subsidiary. The Company’s goal is to combine the talents of its employees and agents to market competitive and profitable insurance products and provide superior customer service in every aspect of operations. (www.ascentassurance.com)

(Forward-Looking Statements: The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company’s Form 10-K for the year ended December 31, 2003. Such factors include, but are not limited to: any limitation imposed on the Company’s ability to control the impact of rising health care costs, especially prescription drugs, and rising medical service utilization rates through product and benefit design, underwriting criteria, premium rate increases, utilization management and negotiation of favorable provider contracts; the impact of changing health care trends on the Company’s ability to accurately estimate claim and settlement expense reserves; the ability of the Company to fund competitive commission advances to its agents from internally generated cash flow or external financing; developments in health care reform and other regulatory issues, including the Health Insurance Portability and Accountability Act of 1996 and increased privacy regulation, and changes in laws and regulations in key states where the Company operates; the Company’s ability to make additional investment in its Insurance Subsidiaries in the form of capital contributions, if needed, in order for such subsidiary to comply with regulatory capital or debt covenant requirements; and the loss of key management personnel.)

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000’s omitted, except for per share amounts)

	Three Months Ended March 31,
	2004	2003

First-year premium	$4,007	$5,386
Renewal premium	19,786	20,923

Total premiums	23,793	26,309
Net investment income	1,402	1,680
Fee and service income	1,981	2,651
Other insurance revenues	486	617
Net realized (loss) gain on investments	(2)	109

Total revenue	27,660	31,366

Benefits and claims	16,237	17,946
Change in deferred acquisition costs	243	159
Commissions	2,678	3,235
General and administrative expenses	5,298	5,592
Fee and service operating expenses	1,962	2,677
Taxes, licenses and fees	919	959
Interest expense on notes payable	252	609

Total expenses	27,589	31,177

Income before income taxes	71	189
Federal income taxes	-	-

Net income	$71	$189
Preferred stock dividends	430	869

Loss applicable to common stockholders	$(359)	$(680)

Basic and diluted loss per common share	$(0.02)	$(0.10)

Weighted average shares outstanding:
Basic	14,754	6,527

Diluted	14,754	6,527

ASCENT ASSURANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(000’s omitted)

	March 31,	December 31,
	2004	2003

Assets
Investment assets	$107,169	$102,995
Cash	703	2,244
Accrued investment income	1,369	1,309
Deferred policy acquisition costs	21,576	21,819
Agent receivables, net	4,041	4,484
Property and equipment	2,820	3,084
Other assets	7,742	7,994

Total Assets	$145,420	$143,929

Liabilities and Stockholders' Equity
Policy liabilities	$81,469	$81,068
Notes payable	15,753	15,770
Other liabilities	8,977	9,760

Total Liabilities	106,199	106,598

Series B redeemable convertible preferred stock	-	37,504
Common stockholders' equity (1)	39,221	(173)

Total Stockholders' Equity	39,221	37,331

Total Liabilities and Stockholders' Equity	$145,420	$143,929

(1)	Common stockholders’ equity includes unrealized investment gains of $4.9 million and $3.1 million at March 31, 2004 and December 31, 2003, respectively.